Exhibit 99.1

NEWS	Contact: Blake McCarthy - (713) 815-3535

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCED SUSPENSION OF QUARTERLY DIVIDEND

HOUSTON, TX, May 20, 2020 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that during its regularly-scheduled meeting, the Board of Directors elected to suspend the Company’s quarterly dividend until further notice.

“With the view that capital is becoming increasingly scarce and valuable within our industry, we believe that it is in the best long-term interest of NOV’s shareholders to suspend our dividend,” commented Clay Williams, Chairman, President, and CEO. “While NOV’s balance sheet and access to capital remain strong, the global economic shutdown has resulted in heightened uncertainty and an opaque outlook for the oilfield service industry. Thus, we feel that it is prudent to preserve the $77 million per year of cashflow from the dividend while we navigate through present market challenges, reduce costs, improve efficiencies, and position the Company for the eventual market recovery.”

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com